EXHIBIT 2.2

                 AMENDMENT NO. 1 TO STOCK OPTION AGREEMENT

     This Amendment No. 1 to the Stock Option Agreement dated as of April 25, 2000 between Cohoes Bancorp, Inc. ("Grantee") and Hudson River Bancorp, Inc. ("Issuer") is dated as of September 28, 2000.

                                WITNESSETH:

     WHEREAS, Grantee and Issuer entered into an Agreement and Plan of Merger on April 25, 2000 ("Merger Agreement");

     WHEREAS, as a condition and an inducement to Grantee to enter into the Merger Agreement, Issuer granted to Grantee the Option as set forth in the Stock Option Agreement dated as of April 25, 2000 ("Stock Option Agreement");

     WHEREAS, there has occurred an Initial Triggering Event as provided in
Section 2 of the Stock Option Agreement in that another financial institution has made a public announcement of a bona fide proposal to engage in an Acquisition Transaction with Issuer;

     WHEREAS, the parties desire to limit the total value of the Option so as not to unduly prejudice any third party;

     WHEREAS, Grantee and Issuer are entering into an agreement of this date terminating the Merger Agreement;

     WHEREAS, Grantee and Issuer have agreed to modify and amend the Stock Option Agreement and the reciprocal stock option agreement held by Issuer and issued by Grantee thereto;

     WHEREAS, the Boards of Directors of Grantee and Issuer have approved this Amendment No. 1 to the Stock Option Agreement ("Agreement");

     NOW, THEREFORE, in consideration of the foregoing and the agreements set forth herein, the parties hereto agree as follows:

     1. The Stock Option Agreement is hereby amended to add Section 24 to read as set forth below.

          24.  (a)   Notwithstanding any other provision of this Agreement, in
               no event shall the Grantee's Total Profit (as hereinafter defined) exceed $3.5 million and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either
               (a) reduce the number of shares of Common Stock subject to this Option, (b) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (c) pay cash to Issuer, or (d) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $3.5 million after taking into account the foregoing actions.

               (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $3.5 million; provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

               (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7, (ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 7, less (y) Grantee's purchase price for such Option Shares,
               (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, (v) any amount equivalent to the foregoing with respect to the Substitute Option, and (vi) any amounts received by Grantee upon the relinquishment of the Option to Issuer in exchange for cash pursuant to
               Section 15.

               (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

               (e) If Grantee transfers the Option, either in whole or in part, the Total Profit shall apply to Grantee and all Holders in the aggregate such that the Total Profit realized by such persons may not exceed $3.5 million in the aggregate. All references to Grantee in this Section 24 shall include any and all Holders.

               (f) The provisions of this Section 24 shall survive the occurrence of an Exercise Termination Event.

     2. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Stock Option Agreement or the Merger Agreement.



     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date of this Agreement.


ATTEST:                                 COHOES BANCORP, INC.


/s/ Richard A. Ahl                      By: /s/ Harry L. Robinson
-------------------                         ----------------------
Richard A. Ahl, Secretary                   Harry L. Robinson, President


ATTEST:                                 HUDSON RIVER BANCORP, INC.


/s/ Holly Rappleyea                     By: /s/ Carl A. Florio
--------------------                        -------------------
Holly Rappleyea, Secretary                  Carl A. Florio, President